AMENDMENT NO. 1
TO SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated March 7, 2025
among
Empowered Funds, LLC, Sequoia Financial Group, LLC, and EA Series Trust
The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:
Sub-Advisory Fee Schedule

Fund	Fee	Effective Date
Sequoia Global Value ETF (SFGV) (formerly known as CCM Global Equity ETF)	0.17%	March 7, 2025
Sequoia Select Equity Income ETF (SFEI)	0.20%	July 17, 2026
Sequoia Select Large Core ETF (SFLC)	0.20%	July 17, 2026
Sequoia Select Large Growth ETF (SFLG)	0.20%	July 17, 2026
Sequoia Select SMID ETF (SFSM)	0.20%	July 17, 2026
Sequoia Select Global Equity ETF (SFGS)	0.20%	July 17, 2026

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 by their respective duly authorized officers as of July 17, 2026.

EMPOWERED FUNDS, LLC By: /s/Sean Hegarty Name: Sean Hegarty Title: Chief Operating Officer	EA SERIES TRUST By: /s/Michael D. Barolsky Name: Michael D. Barolsky Title: Vice President and Secretary
SEQUOIA FINANCIAL GROUP, LLC By: /s/Justin Stets Name: Justin Stets Title: Executive Vice President